Exhibit 99.1
NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
610 Fifth Ave
New York, NY 10020

CONTACT:	Emerson Radio Corp.	or: Investor Relations:
	Greenfield Pitts	Robert Maffei
	Chief Financial Officer	Investor Relations Manager
	(212) 897-5441	(973) 428-2098

Brainerd Communicators
Brad Edwards or
Denise Roche
(212) 986-6667

Media Relations:
Brainerd Communicators, Inc.
Scott Cianciulli
(212) 986-6667
Thursday, August 14, 2008
EMERSON RADIO CORP. REPORTS FISCAL 2009 FIRST QUARTER RESULTS
PARSIPPANY, N.J. – August 14, 2008 – Emerson Radio Corp. (AMEX:MSN) today reported financial results for its first quarter ended June 30, 2008.
Net revenues for the first quarter of fiscal 2009 were $43.1 million, a decrease of $9.6 million compared to net revenues in the first quarter of fiscal 2008. The decrease in net revenues during the first quarter of fiscal 2009 was primarily due to lower sales of the Company’s traditional audio products and iPod® accessories and lower themed product sales, partially offset by strong year-over-year increases in home appliance product sales.
Operating loss for the first quarter of fiscal 2009 was $890,000 compared to operating income of $588,000 during the first quarter of fiscal 2008. The change in operating income (loss) was due to the lower level of net revenues in the first quarter of fiscal 2009, the reversal in the prior year’s first quarter of inventory reserves related to the discontinuance of a themed product line, the startup costs in the current quarter of the Company’s ASI joint venture formed in February 2008, and higher year-over-year quality assurance costs.
Net loss for the first quarter of fiscal 2009 was $929,000, or $0.03 per diluted share, compared to net income of $442,000, or $0.02 per diluted share, for the first quarter of fiscal 2008. The first quarter of fiscal 2009 net loss was due primarily to the foregoing factors and movements in the Company’s deferred tax balances, partly offset by $262,000 of realized and unrealized gains in the first quarter of fiscal 2009 on the valuation of the Company’s auction rate preferred securities.
“During the first quarter, our Home Appliance product category continued to experience strong consumer demand as sales increased, more than 17% compared to last year due to strong core product sales, the introduction of several new products and expanded distribution,” said John Spielberger, President of North American Operations. “While the performance of our audio category is disappointing, we are taking continuous action to freshen our product lineup to meet evolving technology and consumer trends. Our themed product sales will see the launch during our second fiscal quarter of Hot Wheels children’s electronics in multiple large retail outlets, and the introduction of U.B. Funkeys character-based computer speakers and USB Flash drives. We continue to move forward with our strategies and initiatives to reposition Emerson for growth through a focus on product re-design and profitable product extensions across all of our key categories.”
About Emerson Radio Corp.
Emerson Radio Corporation (AMEX: MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, worldwide, a variety of consumer electronics and home appliances including microwaves and wine coolers, clock radios, full lines of televisions and other video products, and audio and home theater products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	Three months ended June 30,
	2008	2007
Net revenues
Net revenues	$43,095	$52,603
Net revenues-related party	13	85

	43,108	52,688

Costs and expenses:
Cost of sales	38,021	45,248
Other operating costs and expenses	1,131	1,796
Selling, general and administrative expenses (exclusive of non-cash compensation shown below)	4,828	4,977
Non-cash compensation, net of recoveries	18	79

	43,998	52,100

Operating (loss) income	(890)	588
Interest income, net	132	70
Interest income-related party	—	163
Realized/unrealized holding gains on trading securities	262	—

(Loss) income before income taxes and minority interest	(496)	821
Provision for income taxes	527	379
Minority interest in loss of consolidated subsidiary	94	—

Net (loss) income	$(929)	$442

Net (loss) income per share
Basic	$(0.03)	$0.02
Diluted	$(0.03)	$0.02

Weighted average shares outstanding
Basic	27,130	27,115
Diluted	27,130	27,141

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2008	March 31, 2008(A)
	(Unaudited)
Cash and cash equivalents	$16,569	$14,444
Restricted cash	2,000	—
Foreign exchange forward contracts	—	134
Accounts receivable	21,562	17,289
Due from affiliates	179	765
Inventory, net	26,593	24,854
Deferred tax assets	4,811	5,412
Other current assets	3,987	4,377

Total current assets	75,701	67,275

Property, plant and equipment, net	1,863	1,902
Investments in marketable securities	10,510	11,948
Other assets	6,914	6,804

Total assets	$94,988	$87,929

Current liabilities	31,053	22,978
Long-term borrowings	123	142
Other long term debt	65	57
Minority interest	39	133
Shareholders’ equity	63,708	64,619

Total liabilities and equity	$94,988	$87,929

(A)	Reference is made to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 filed with the Securities and Exchange Commission in July 2008 and amended in July 2008.